Exhibit 99.1

Traws Pharma Reports Final Phase 2a Results for Ratutrelvir in COVID-infected Subjects, Showing Fewer Treatment-Related Adverse Events and No Viral Rebounds Versus PAXLOVID®

Tivoxavir Marboxil Tablet Bridging Study Completed in Preparation for Additional Studies

•	Ratutrelvir, a once-daily, ritonavir-free oral antiviral therapy in development for COVID-19 infections, showed symptom resolution time comparable to PAXLOVID®, with no viral rebound through Day 28 and fewer treatment-related adverse events in subjects eligible to receive PAXLOVID®

•	Similar results were obtained in PAXLOVID®-ineligible subjects, a population with limited oral treatment options, with no treatment-related adverse events

•	Traws intends to discuss with the FDA a registration path focused on PAXLOVID®-ineligible patients

•	Tivoxavir marboxil (TXM)’s bridging study of a compressed tablet formulation achieved its objectives, supporting the potential for TXM’s once-monthly dosing regimen and use in further efficacy studies. TXM is an investigational long-acting prophylactic agent for seasonal and pandemic influenza

•	TXM toxicology retesting completed, with two independent rat Pig-a gene mutation studies showing no mutagenic effect at doses up to 500 mg/kg and an improved margin compared with the original assay; regulatory resubmission planned for the fourth quarter of 2026

NEWTOWN, PA, November 12, 2026 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW, “Traws Pharma,” “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced the final results of its 92-patient Phase 2a study of ratutrelvir, an investigational oral, ritonavir-free Mpro/3CL protease inhibitor, in subjects with mild-to-moderate COVID-19, and the completion of a bridging study of a compressed tablet formulation of tivoxavir marboxil (TXM), its investigational once-monthly antiviral for seasonal and pandemic influenza prophylaxis.

Ratutrelvir Phase 2a Results

The randomized, active-controlled study compared ratutrelvir 600 mg once daily for 10 days with PAXLOVID® (nirmatrelvir/ritonavir) for 5 days in 62 subjects eligible for PAXLOVID®, and evaluated ratutrelvir in a separate cohort of 30 subjects ineligible for PAXLOVID®, most commonly because of contraindicated concomitant medications. Endpoints included time to sustained symptom resolution, nasal viral RNA, viral rebound and safety through Day 28.

In PAXLOVID®-eligible patients, the median time to sustained symptom resolution was 13.5 days with ratutrelvir versus 14.5 days with PAXLOVID®. Viral RNA declined at a similar rate in both arms, and no virologic rebound was observed through Day 28. Treatment-related adverse events were reported in 1 of 32 ratutrelvir patients and 4 of 30 PAXLOVID® patients. In PAXLOVID®-ineligible subjects, who were older and had a high burden of cardiovascular and pulmonary comorbidities, ratutrelvir cleared virus at a rate similar to the randomized arms, symptoms resolved in 14.0 days, and no treatment-related adverse events were reported.

“These final results support the potential of ratutrelvir as a once-daily, ritonavir-free treatment option, including for patients who cannot take ritonavir-boosted therapy because of their other medications,” commented Robert R. Redfield, MD, Chief Medical Officer of Traws Pharma. “The tolerability profile and the absence of viral rebound encourage further clinical evaluation.”

"Ratutrelvir's potency across 12 SARS-CoV-2 strains, its activity against the resistance mutations that emerge with nirmatrelvir and ensitrelvir, and its preferential lung distribution were design objectives," said C. David Pauza, PhD, Chief Science Officer of Traws Pharma. "We believe our clinical data is consistent with those properties and support a differentiated profile in COVID-infected subjects."

Traws intends to discuss with the FDA a registration strategy focused on adults at high risk of progression to severe COVID-19 and ineligible for PAXLOVID®. Discussions will include a potential adaptive Phase 2b/pivotal program and Fast Track designation.

Tivoxavir Marboxil (TXM) Tablet Bridging Study and Retest of Toxicology Package

Traws completed a healthy volunteer bridging study of the compressed tablet formulation of TXM conducted under an open investigational new drug (IND) application in Australia. The study showed that the tablet provides comparable exposure as powder-in-capsule and was well tolerated. Consistent with the Company’s earlier modeling, the tablet could support once-monthly dosing. The Company believes the results also support TXM’s use in further efficacy studies, including a planned human influenza challenge study.

Traws completed a retest of the toxicology package for TXM, including two independent studies in rats using the Pig-a gene mutation assay, a sensitive laboratory test that checks whether a drug causes genetic changes (mutations) in the blood-forming cells of the bone marrow. In both studies, no mutations were observed at doses up to 500 mg/kg. Effects were observed at 2,000 mg/kg and inconsistently at 1,000 mg/kg. Based on these results, the Company identified 500 mg/kg as the highest dose with no observed mutagenic effect in this model, representing a margin of approximately 125-fold over the planned clinical exposure based on dose. With the toxicology retest complete, the Company expects to resubmit the updated package to regulators in the fourth quarter of 2026.

“The recent human H5N1 cases in Washington State, linked to infected dairy cattle, come as seasonal influenza is already circulating on the West Coast. While health officials continue to assess the risk to the general public as low, having avian and seasonal influenza viruses active at the same time underscores the importance of being prepared. TXM has shown encouraging activity against H5N1 in preclinical studies, and we are working to advance it as a potential single-dose oral prevention option,” commented Robert R. Redfield, MD, Chief Medical Officer of Traws Pharma.

Traws Outlook

“Ratutrelvir’s final data support its potential as a once-daily, ritonavir-free option for the treatment of COVID-19 infections for patients who are ineligible for PAXLOVID®. As new SARS-CoV-2 variants such as PJ.2.1 emerge, changes in the spike protein can reduce the activity of antibody-based products. Ratutrelvir acts through a different mechanism. It inhibits the viral main protease, Mpro, an enzyme that is highly conserved across variants. Ratutrelvir has shown in vitro activity against all 12 SARS-CoV-2 strains tested to date, and we are evaluating its activity against PJ.2.1 and other emerging variants. In influenza, we believe the completion of the tablet bridging study is an important step toward a potential once-monthly prevention option for tivoxavir marboxil. We believe ratutrelvir and tivoxavir marboxil have the potential to address important unmet treatment and prevention needs. Our focus is on advancing both programs,” commented Iain Dukes, MA, DPhil, Chief Executive Officer of Traws Pharma.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to act broadly against SARS-CoV-2/COVID-19 strains without the need for ritonavir. It has demonstrated in vitro activity against a range of virus strains. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity1. Ratutrelvir has not been approved by any regulatory authority.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed for single dose treatment and prevention of seasonal influenza and bird flu. It has shown in vitro activity against a range of influenza strains in preclinical studies. Seasonal influenza represents an estimated multi-billion-dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives2,3, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. TXM has not been approved by any regulatory authority.

Source information

1.	Pfizer Inc. annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on February 3, 2026

2.	Per link

3.	Traws data on file

Third-party products mentioned herein are the trademarks of their respective owners. PAXLOVID® is a registered trademark of Pfizer Inc.

About Traws Pharma, Inc.

Traws Pharma is a clinical-stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to address real world challenges in the treatment of viral diseases. The Company is advancing novel investigational oral small molecule antiviral designed to have potent activity against difficult-to-treat or resistant virus strains. These include viruses associated with seasonal influenza and H5N1 bird flu, as well as negative-strand RNA viruses including Hantavirus, Ebola Virus Disease, and Lassa Fever and viruses associated with COVID-19/Long COVID.

PAXLOVID® is a registered trademark of Pfizer Inc.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for ratutrelvir and tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “potential”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including planned discussions with the FDA, potential Fast Track designation, the outcome of Traws’ IND filing with the U.S. Food and Drug Administration (FDA) for tivoxavir marboxil, including the current FDA clinical hold; the success and timing of Traws’ clinical trials; the potential for tivoxavir marboxil or ratutrelvir to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, Biomedical Advanced Research and Development Authority (BARDA) and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the extent of the spread and threat of the bird flu; COVID-19; seasonal flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com